                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES\
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

    Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box: [ ] Preliminary Proxy Statement [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                  ULTRAK, INC.          (Name of Registrant as Specified in its
        ------------------------------- Charter)

                                        (Name of Person(s) Filing Proxy
        ------------------------------- Statement, if other than the Registrant)

    Payment of Filing Fee (Check the appropriate box): [X] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock
                                                                    ------------

(2) Aggregate number of securities to which transaction applies: 11,679,355
                                                                 ---------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
                                                 -------------------------------

(4) Proposed maximum aggregate value of transaction: N/A
                                                     ---------------------------

(5) Total fee paid: N/A
                    -----------------------

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                                [ULTRAK PICTURE]

                                  ULTRAK, INC.
                             1301 WATERS RIDGE DRIVE
                             LEWISVILLE, TEXAS 75057

April 28, 2000

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Ultrak, Inc. (the "Company") to be held at Ultrak's Worldwide Support Center, 1301 Waters Ridge Drive, Lewisville, Texas 75057 at 9:00 a.m., central daylight time, on Friday, June 2, 2000.

    The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of five directors and the approval and ratification of independent certified public accountants of the Company.

    Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our shareholders may have. I hope you will be able to attend.

    The Company's Board of Directors believes that a favorable vote for each person nominated to serve as a director of the Company and for approval and ratification of Grant Thornton, LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2000, are in the best interests of the Company and its shareholders. Therefore, the Board of Directors unanimously recommends a vote "FOR" each such director, "FOR" approval and ratification of Grant Thornton LLP as the Company's independent certified public accountants, yet notwithstanding the selection of Grant Thornton LLP, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board of Directors feels that such a change would be in the best interests of the Company and its shareholders. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

    Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

    Sincerely,

    /s/ GEORGE K. BROADY
    George K. Broady
    Chairman of the Board

                                  ULTRAK, INC.
                             1301 WATERS RIDGE DRIVE
                             LEWISVILLE, TEXAS 75057

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 2, 2000

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Ultrak, Inc. (the "Company" or "Ultrak") will be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057 on Friday June 2, 2000 at 9:00 a.m., central daylight time, for the following purposes:

(1) to elect five directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

(2) to consider and act upon a proposal to approve and ratify the selection by the Board of Directors of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2000. Grant Thornton LLP has served as the Company's independent auditors since 1991. Notwithstanding the selection of Grant Thornton LLP, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board of Directors feels that such a change would be in the best interests of the Company and its shareholders; and

(3) to transact such other business as may properly come before the Meeting or any adjournment thereof.

    The close of business on April 3, 2000 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the offices of the Company at 1301 Waters Ridge Drive, Lewisville, Texas 75057.

    Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

    SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

    By Order of the Board of Directors,

    /s/ MARK L. WEINTRUB
    Mark L. Weintrub
    Secretary

    Lewisville, Texas
    April 28, 2000

                                  ULTRAK, INC.
                             1301 WATERS RIDGE DRIVE
                             LEWISVILLE, TEXAS 75057

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 2, 2000

    This Proxy Statement is being first mailed on or about April 28, 2000 to shareholders of Ultrak, Inc., a Delaware corporation (the "Company" or "Ultrak"), by the Board of Directors of the Company to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057 on Friday, June 2, 2000, at 9:00 a.m., central daylight time, or at such other time and place to which the Meeting may be adjourned.

    The purpose of the Meeting is to consider and act upon (i) the election of five directors; (ii) the approval and ratification of independent certified public accountants; and (iii) such other matters as may properly come before the Meeting or any adjournment thereof.

    All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted (i) FOR the election of the five persons named under "Election of Directors" as nominees for election as directors of the Company;
(ii) FOR the approval and ratification of Grant Thornton LLP as the firm of independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2000. Notwithstanding the selection of Grant Thornton LLP, the Board of Directors, in its discretion, may direct appointment of new independent auditors at any time during the year if the Board of Directors feels that such a change would be in the best interests of the Company and its shareholders; and (iii) at the discretion of the Proxy holders with regard to any other matters that may properly come before the Meeting or any adjournment thereof. Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

    The Proxy may be revoked at any time by providing written notice of such revocation to the person named as proxy, by voting in person at the Meeting or by giving a later Proxy.

                        RECORD DATE AND VOTING SECURITIES

    The record date for determining the shareholders entitled to vote at the Meeting was the close of business on April 4, 2000 (the "Record Date"), at which time the Company had issued and outstanding 11,679,355 shares of Common Stock (net of 3,442,250 treasury shares), $0.01 par value ("Common Stock"), and 195,351 shares of Series A 12% Cumulative Convertible Preferred Stock, $5.00 par value ("Series A Preferred Stock") (the Common Stock and the Series A Preferred Stock are sometimes collectively referred to herein as the "Voting Shares"). The Voting Shares constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting.

                                QUORUM AND VOTING

    The presence, in person or by Proxy, of the holders of Voting Shares holding a majority of the votes entitled to be cast is necessary to constitute a quorum at the Meeting. Each holder of shares of Common Stock is entitled to one vote per share of Common Stock and each holder of shares of Series A Preferred Stock is entitled to 16.667 votes per share of Series A Preferred Stock with respect to each matter (including the election of directors) to be voted on at the Meeting. Assuming the presence of a quorum, the affirmative vote equal to at least a majority of the votes cast at the Meeting, in person or by Proxy, is required for the election of directors and approval of independent certified public accountants. Abstentions will be included in vote totals and, as such, will have the same effect as a negative vote. Where nominee recordholders do not vote on specific issues because they did not receive specific instructions on such proposal from the beneficial owners of such shares ("broker nonvotes"), such broker nonvotes will not be included in vote totals and, as such, will not be considered as votes cast.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

    There are five directors to be elected for terms expiring at the Company's Annual Meeting of Shareholders in 2001 or until they're respective successors are elected and qualified. Roland Scetbon, who has served as a Director of the Company since 1996, is not seeking to be re-elected. The persons nominated for election as directors are listed below. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. The Board of Directors recommends that the shareholders vote FOR election of each of the directors listed below.

    George K. Broady, age 61, has served as Chairman of the Board and Chief Executive Officer of the Company since March 1991, and served as President of the Company from March 1991 to August 1997. From 1988 to 1991, Mr. Broady was the President and owner of Geneva Merchant Bankers of Dallas, Texas. Prior to 1988, Mr. Broady was Chairman and Chief Executive Officer of Network Security Corporation, a publicly held company that he founded in 1971 and which was sold in 1987. Mr. Broady received his Bachelor of Science degree from Iowa State University in 1960.

    Charles C. Neal, age 41, became a Director of the Company in May 1994. Mr. Neal has been President of Chas. A. Neal & Company of Miami, Oklahoma, a company which owns interests in oil and gas properties and in various corporations in several industries, including banking, since 1989. From 1985 to 1989, Mr. Neal was with Merrill Lynch & Co. Mr. Neal is a director of four privately held corporations and several civic organizations. Mr. Neal received his Bachelor of Arts degree in Economics from the University of Oklahoma in 1981 and a Juris Doctor/Masters of Business Administration degree from the University of Chicago Law School and Graduate School of Business in 1985.

    Robert F. Sexton, age 65, became a Director of the Company in May 1995. Mr. Sexton has been President of Bakery Associates, Inc., a Dallas based company which brokers packaging for bakery goods, since 1983. From 1973 to 1983, Mr. Sexton was Executive Vice President and a director of Campbell Taggart, Inc., a baking company. Mr. Sexton is also a director of Republic Group, Inc., a New York Stock Exchange-listed manufacturer and distributor of gypsum, wallboard and paper products. Mr. Sexton earned his Bachelor of Business Administration degree in Industrial Management in 1956 from the University of Texas.

     George Vincent Broady, age 32, became a Director of the Company in June 1999. Mr. Broady is the son of George K. Broady, Chairman of the Board and Chief Executive Officer of the Company, and co-founder and current editorial director since 1996 of GameSpot.com (Spot Media, Inc.), based in San Francisco, California, the world's most popular website for information on computer games. He sold his interest in GameSpot to Ziff-Davis Inc-ZD Net, a publicly traded company, in a stock transaction at the time of ZD Net's public offering in March 1999. Prior to this, Mr. Broady served as the executive editor of Multimedia World magazine, a subsidiary of PC World magazine from 1993 to 1995. From 1992 to 1993 he was marketing director for Ultrak's consumer/do-it-yourself group. Mr. Broady served as President of Verdict TeleReviews, Inc., located in Dallas, Texas from 1990 to 1992, where he was a co-founder of the first pay-per-call review service for computer games. Mr. Broady received his Bachelor of Arts degree in Religious Studies from Brown University in 1990.

     Malcolm J. Guddis, age 58, became a Director of the Company in June 1999. Mr. Guddis retired in January 1993 as senior vice president (international and global industries) and a member of the Board of Directors of Electronic Data Systems Corporation ("EDS"), a Dallas based company that provides consulting and business process management of computers, networks, information processing and business operations. He also served on the EDS Leadership Council. Prior to joining EDS, Mr. Guddis served in marketing and management positions for two Fortune 500 corporations. He also founded a California computer leasing and marketing company in 1968 and served as its Chief Executive Officer. Mr. Guddis currently serves on the Advisory Boards of the Fisher Graduate School of Business at Ohio State University and the Shelter of Christian Ministries located in Dallas, Texas. He is also a director of the Episcopal School of Dallas and the Carnegie Council on Ethics and International Affairs located in New York. Mr. Guddis earned his Bachelor of Science degree in finance and marketing in 1964 from Ohio State University.

                        BOARD OF DIRECTORS AND COMMITTEES

    The Company has an Audit Committee and a Compensation Committee to assist the Board of Directors.

    The Audit Committee, which was composed of Messrs. Neal, Sexton, and Guddis through March 31, 2000, with Mr. Sexton serving as Chairman, is responsible for
(i) reviewing the scope of, and the fees for, the annual audit of the Company,
(ii) reviewing with the independent auditors the Company's corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, (iv) reviewing with the independent auditors overall accounting and financial controls, and (v) being available to the independent auditors during the year for consultation purposes. The Audit Committee met twice in 1999.

    The Compensation Committee, which was composed of Messrs. Neal, Sexton and Guddis through March 31, 2000, with Mr. Neal serving as Chairman, is responsible for determining the nature and amount of compensation for the executive officers of the Company, and for granting stock options under the Company's stock option plans. The Compensation Committee met five times in 1999.

    During 1999, there were two regularly scheduled meetings and six special meetings of the Board of Directors, and all directors of the Company attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served.

                               EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:


            NAME                     AGE                         POSITION
-----------------------------        ---       -------------------------------------------------
George K. Broady.............        61        Chairman of the Board and Chief Executive Officer


Theodore J. Wlazlowski.......        46        Executive Vice President


Tim D. Torno.................        43        Vice President-Finance, Assistant Secretary,
                                               Treasurer and Chief Financial Officer


------------

See "Election of Directors" for business experience information concerning Mr. Broady.

    Theodore J. Wlazlowski joined the Company as Executive Vice President in January 1998. Prior to his employment by Ultrak, Inc., Mr. Wlazlowski was the Senior Vice President of Business Development for Siebe Environmental Controls Corporation from August 1990 to January 1998. From December 1988 to August 1990, Mr. Wlazlowski was the Executive Vice President of Solidyne, Inc. Mr. Wlazlowski received a Bachelor of Science Degree in Marketing and Finance (magna cum laude) from Seton Hall University in 1976.

    Tim D. Torno has been the Vice President-Finance, Treasurer and Chief Financial Officer of the Company since August 1988, Secretary (1991-February
1999) and Assistant Secretary since February 1999. From May 1980 to August 1988, Mr. Torno was employed by KPMG Peat Marwick in Denver, New York and Corpus Christi, Texas, in various capacities, including senior manager. Mr. Torno received a Bachelor of Business Administration degree in Accounting (cum laude) from Texas A & M University in 1979 and a Masters of Business Administration degree (with honors) in 1993 from the University of Phoenix in Denver, Colorado and is a Certified Public Accountant in the State of Texas.

                             EXECUTIVE COMPENSATION

    The following summary sets forth all annual and long-term compensation paid or accrued to the Company's Chief Executive Officer and each of the Company's executive officers earning in excess of $100,000 during 1999 for services rendered to the Company during the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE


                               ANNUAL COMPENSATION                                         LONG-TERM
-----------------------------------------------------------------------------------      COMPENSATION
                                                                     SECURITIES            AWARDS
     NAME AND                                                        UNDERLYING        ---------------
     PRINCIPAL                                                        OPTIONS/            ALL OTHER
     POSITION          YEAR        SALARY             BONUS            SARS(1)         COMPENSATION(2)
     ---------         ----        ------             -----          ----------        ---------------


George K. Broady,      1999      $ 385,000               --                 --            $ 3,003
Chief Executive
Officer                1998      $ 385,046(3)            --                 --            $ 5,000

                       1997      $ 357,286               --             20,795            $ 2,522

Theodore J.            1999      $ 200,000               --             45,000            $ 3,031
Wlazlowski,
Executive Vice         1998      $ 173,477(3)      $100,000(4)          40,000            $   843
President

Tim D. Torno,          1999      $ 187,200         $  5,000                 --            $ 5,000
Vice President-
Finance, Assistant     1998      $ 193,113(3)            --                 --            $ 5,000
Secretary and
Treasurer              1997      $ 176,656               --              9,704            $ 2,842

------------

(1) SARs are defined as stock appreciation rights.
(2) Contribution to employee's 401(k).
(3) Includes 27 pay periods in 1998.
(4) Mr. Wlazlowski's 1998 bonus was paid pursuant to the terms of his employment agreement.

OPTION GRANTS IN LAST FISCAL YEAR

    The table below shows information on grants of stock options to the Named Officers under the 1988 Plan and the 1997 Plan (as defined below), during the fiscal year ended December 31, 1999, which options are reflected in the Summary Compensation Table.

                                                                                              POTENTIAL REALIZED
                                                                                               VALUE AT ASSUMED
                                                                                                RATES OF STOCK
                                                                                              PRICE APPRECIATION
                                           INDIVIDUAL GRANTS                                   FOR OPTION TERM
                       ------------------------------------------------------      --------------------------------------
                        NUMBER OF
                       SECURITIES      % OF TOTAL
                       UNDERLYING      GRANTED TO       EXERCISE     PRICE ON
                         OPTIONS      EMPLOYEES IN        PRICE       DATE OF      EXPIRATION
       NAME            GRANTED(#)      FISCAL YEAR      ($/SHARE)      GRANT          DATE           5%            10%
-------------------    -----------    ------------      ---------    ---------     -----------   ---------     ----------

George K. Broady...      None(a)



Theodore J.
Wlazlowski.........      20,000(b)         5.5%         $   6.19     $   6.19      03/30/2009    $  77,994     $ 196,842
                         25,000(b)         6.9%         $  6.063     $  6.063      12/16/2009       95,492       241,004
                         ------          -----                                                   ---------     ---------
                         45,000           12.4%                                                  $ 173,486     $ 437,846
                         ------          -----                                                   ---------     ---------

Tim D. Torno.......      None(a)

------------

(a) There were no options granted in 1999 under either the 1988 Plan or the 1997 Plan (as defined below) to Messrs. Broady or Torno.

(b) Options granted under the 1988 Plan vest in one-fifth increments over a five-year period.


STOCK OPTION PLANS

    The Company maintains two stock options plans as described below:

Ultrak, Inc. 1988 Non-Qualified Stock Option Plan (the "1988 Plan")

    The Company adopted the 1988 Plan on April 15, 1988, which currently covers an aggregate of 1,700,000 shares of Common Stock of the Company. The 1988 Plan has previously been amended on November 1, 1991, December 28, 1993 and September 27, 1996, and was recently amended on January 24, 2000 to provide for additional 500,000 shares of Common Stock of the Company.

    Pursuant to the 1988 Plan, options to purchase shares of Common Stock may be issued to full-time employees, including officers, chosen by the Compensation Committee of the Board of Directors. The options vest based upon full-time employment with the Company at the rate of 20% per year over a five-year period. The options expire ten years from the date of grant. The option exercise price is based on the market price of the Company's Common Stock as of the close of business the day prior to the date of grant. Options which are vested may be exercised at any time thereafter and prior to the expiration of the option.

    The options may be exercised for the entire amount of optioned shares granted in the event (i) the optionee dies or becomes disabled, (ii) the Company is merged, consolidated or reorganized, (iii) the Company is dissolved or liquidated, (iv) substantially all property and assets of the Company are sold,
(v) if more than 50% ownership of the Company is transferred, or (vi) if the employee is terminated, but not for cause, and his written employment agreement so provides. Further, if an employee is dismissed for cause, unexercised options to the extent vested may be exercised for 30 days before automatically expiring.

Ultrak, Inc. 1997 Incentive Stock Option Plan (the "1997 Plan")

    The 1997 Plan was adopted on May 23, 1997 and options may be granted under the 1997 Plan to eligible employees and the non-employee directors of the Company for the purchase of an aggregate of 400,000 shares of Common Stock of the Company. Employees eligible under the 1997 Plan are the executive officers and such other management employees determined by the Compensation Committee each year. To be eligible for an option grant for a fiscal year, an otherwise eligible employee or director must be employed by the Company or serve as a director as of January 1 of that year. The 1997 Plan is a formula-based plan administered by the Compensation Committee. The Compensation Committee may grant either nonqualified stock options or incentive stock options as defined by the Internal Revenue Code of 1986, as amended (the "Code").

    Options are granted under the 1997 Plan based on the Company achieving one or more of the following considerations for the fiscal year: (i) Economic Value Added ("EVA"), the primary component of which is the amount of net income for the year which exceeds a hurdle or target amount of return on shareholders' equity, (ii) Market Value Added ("MVA"), the primary component of which is the increase in the market value of the Company for the fiscal year as measured by the price of the Common Stock or (iii) Budget Achievement ("Budget"), the primary component of which is the Company meeting or exceeding its approved financial budget for the fiscal year. Prior to December 31 of each fiscal year, the Compensation Committee will determine the percentage that each of the above considerations represents in the determination of grants under the 1997 Plan, which percentages must aggregate to 100%, and the maximum number of options that can be granted based on the fiscal year's performance ("Option Pool"), which cannot exceed 1% of the outstanding Common Stock of the Company. Prior to December 31 of each fiscal year, the Compensation Committee will determine the percentage that each eligible employee and non-employee director is eligible to receive from the Option Pool. No options were granted under the 1997 Plan during the fiscal year ended December 31, 1999.

    As of December 31, 1999, options to purchase an aggregate of 953,972 shares of Common Stock were outstanding under both the 1988 Plan and the 1997 Plan at exercise prices ranging from $1.20 per share to $26.75 per share. Of the total options, options to purchase 285,934 shares were subject to options held by the three executive officers of the Company. The option exercise price is set by the Compensation Committee of the Board of Directors based on the market price of the Company's Common Stock as of the close of business the day prior to the date of grant. During 1999, 360,500 options were granted to employees of the Company at market price. During 1999, 28,333 options were exercised by two employees and options to purchase 237,365 shares were cancelled.

OPTION/SAR GRANTS, EXERCISES AND HOLDINGS

    There were no exercises of stock options (or tandem SARs) and freestanding SARs during 1999. The unexercised options owned by the named executive officers as of December 31, 1999 are presented below:

                                                        NUMBER OF
                                                       SECURITIES            VALUE OF
                                                       UNDERLYING         UNEXERCISED IN-
                                                       UNEXERCISED           THE-MONEY
                                                      OPTIONS/SARS         OPTIONS/SARS
                          SHARES          VALUE        AT 12/31/99          AT 12/31/99
                        ACQUIRED ON     REALIZED      EXERCISABLE/         EXERCISABLE/
       NAME             EXERCISE #         ($)        UNEXERCISABLE        UNEXERCISABLE
-----------------    ---------------  -----------  ------------------  -----------------
George K. Broady           --              --          178,851/10,000     $860,977/$21,200

Theodore J.
Wlazlowski                 --              --                0/45,000          $ 0/$73,375


Tim D. Torno               --              --            48,333/3,750      $118,258/$7,950

--------

EMPLOYEE BENEFIT PLANS

    The Company does not sponsor any defined benefit or actuarial plans. However, the Company does sponsor a 401(k) plan for all eligible employees whereby the Company matched 50% during 1999 of the employee's contribution up to 6% of the employee's base salary. In 1999, Messrs. Broady, Wlazlowski and Torno each received $3,003, $3,031 and $5,000, respectively in matching 401(k) contributions under the program.

    During 1999, the Company provided a medical insurance program for its full-time employees of which it paid 60% of the premium. As of December 31, 1999, the Company did not have any defined benefit retirement or non-contributory pension plans for its employees, officers or directors.

    The Company has a policy that all loans from the Company or its subsidiaries to its officers, directors and key employees or their affiliates must be approved by a majority of disinterested directors. There were no loans to officers, directors and/or key employees or their affiliates during 1999.

COMPENSATION OF  DIRECTORS

    Each director of the Company serves until the next annual meeting of the Company's shareholders or until his successor is elected and qualified. Each non-employee director receives an annual fee of $16,500, and officers and directors are generally reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and committee meetings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

    Messrs. Theodore J. Wlazlowski, Executive Vice President, and Tim D. Torno, Vice President-Finance, Treasurer, Assistant Secretary and Chief Financial Officer, have written employment agreements with the Company with varying terms and provisions which provide for a one year term but automatically extend for one year periods unless otherwise terminated upon 60 days notice prior to the end of the one year term. The employment agreements originally set Mr. Torno's and Mr. Wlazlowski's base salaries at $187,200 and $200,000, respectively; however, the Board of Directors may, in its discretion, decide to compensate the two at higher rates and has periodically elected to do so. These employment agreements are collectively referred to as the "Employment Agreements".

    The Employment Agreements also contain standard provisions relating to the employee being entitled to participate in the 1988 Plan and the 1997 Plan and an annual bonus program. The Employment Agreements also provide that the employee is to be reimbursed for reasonable expenses incurred in connection with the Company's business and certain relocation expenses. The Employment Agreements further provide for standard paid vacations, other health and accident coverage and insurance benefits.

    The Employment Agreements provide for severance benefits under certain circumstances. The terms "change of control," "cause," and "disability" are used in the following description as defined in the Employment Agreements. The Employment Agreements terminate upon the death or disability of the employee. Under the Employment Agreements, if the Company terminates employment of either Messrs. Torno or Wlazlowski without cause, the Company will continue compensation and benefits for the designated period of twelve months from the date of termination.

    The Company may terminate the Employment Agreements for "cause" if the employee commits a material breach of the agreement or any written policies or procedures of the Company, commits any felony, willfully engages in acts that he knew or should have known would cause material harm to Company property, goodwill or existing business interests, engages in any violation of any civil law, or fails to substantially perform his duties. If terminated by the Company for any of those reasons, all benefits, including all unexercised and unvested stock options previously granted to the employee, are cancelled and rendered null and void. If the Company terminates the employee without cause, then all unexercised and unvested options become exercisable immediately for the full amount of the optioned shares.

    The Employment Agreements provide that Messrs. Torno and Wlazlowski will not, for a period of one (1) year after termination work for a competing business, solicit former customers, solicit employees of the Company to terminate employment, or disclose confidential or proprietary business information, including but not limited to customer/supplier lists and related information.

    In the event that a "change of control" occurs, as defined in the Employment Agreements and Messrs. Torno and/or Wlazlowski's employment is terminated by the Company or by the employee, each will be entitled to receive compensation and benefits for the designated period of twelve months from the date of termination and all unexercised and unvested options become exercisable immediately for the full amount of the optioned shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Charles C. Neal, Robert F. Sexton and Malcolm J. Guddis served as members of the Compensation Committee of the Board of Directors through March 31, 2000. Each of Messrs. Neal, Sexton and Guddis are non-employee directors.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers. Through March 31, 2000, the Compensation Committee of the Board of Directors of the Company was comprised of Charles C. Neal, Robert F. Sexton and Malcolm J. Guddis, all of whom are non-employee directors.

    The Compensation Committee views executive compensation as consisting of three main components: base salary and benefits, annual incentives and long-term incentives. The Compensation Committee's objective is to attract, retain and motivate executive officers through this combination to achieve strategic and financial objectives to create value for the shareholders of Ultrak. The Compensation Committee has created a total compensation package in which compensation is determined primarily on performance-based, objective criteria, such as net income, net income per share, return on equity and returns to shareholders through long-term appreciation of the Company's Common Stock. The Compensation Committee would like to encourage ownership of Ultrak, Inc. Common Stock by the executive officers and to tie a large portion of the executive officers' compensation to the performance of the Company, in order to align executive officers' interests more closely with shareholders' interests. The Compensation Committee also wants to have a discretionary component to reward exceptional individual achievement.

    The Compensation Committee believes that Messrs. Broady, Torno and Wlazlowski, as the Executive Officers of the Company, significantly and directly influences the Company's overall performance. Accordingly, the Compensation Committee uses base salary and benefits, annual incentives and long-term incentives to retain and motivate them and evaluates their compensation in light of the their performance as well as performance of the Company. The Compensation Committee awarded Mr. Wlazlowski options to purchase 20,000 shares on March 30, 1999 and 25,000 shares on December 16, 1999 in recognition of his increased responsibilities. No options were awarded to Messrs. Broady or Torno during the fiscal year ended December 31, 1999.

    In 1999, no payments were made to the executive officers pursuant to the long term incentive plan for 1999. In addition, no bonuses were paid to the executive officers in 1999, with exception of $5,000 in discretionary payments to Mr. Torno for his performance during 1999 and an amount up to $20,000 to Mr. Wlazlowski for a golf club membership in order to entertain clients, suppliers and others.

    The Compensation Committee reviewed the salaries and bonuses of the executive officers in late 1999. The Compensation Committee also reviewed the performance of executive officers and the Company during 1999. The Compensation Committee considered the Company's growth in revenues, consummation of important acquisitions and investments, expenses and overall financial results. Based upon its analysis, the Compensation Committee decided not to increase the base salaries for 2000 of Messrs. Broady and Torno, and to increase Mr. Wlazlowski's annual base salary to $230,000.

                                 Charles C. Neal
                                Robert F. Sexton
                                Malcolm J. Guddis

    The following chart compares the cumulative total shareholder return on the Common Stock during the five fiscal years ended December 31, 1999 with the cumulative total return on the NASDAQ Stock Market index and a self-determined peer group. The self-determined peer group consists of nine companies actively competing with the Company in the security industry.

    The Company relied upon information provided by the University of Chicago Center for Research in Securities Prices with respect to the peer group stock performance. The Company did not attempt to validate the information supplied to it other than to review it for reasonableness. The comparison assumes $100 was invested on December 31, 1994 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. Adjustments have been made to give retroactive effect to the December 1993 one-for-six reverse stock split.

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                                  ULTRAK, INC.

Prepared by the Center for Research in Security Prices
Produced on 4/14/00 including data to 12/31/99

                          12/31/94         12/30/95          12/29/96         12/31/97          12/31/98         12/31/99
                          --------         --------          --------         --------          --------         --------
    Ultrak, Inc.           100.0              90.4            428.1             128.9            103.5             108.8
NASDAQ Stock Market        100.0             141.3            173.9             213.1            300.4             556.0
  (US Companies)
 Self-Determined           100.0              67.5             71.7              66.0             36.3              69.3
    Peer Group

    Companies in the Self-Determined Peer Group:

         CHECKPOINT SYSTEMS INC.
         SENTRY TECHNOLOGY CORP.
         MAGAL SECURITY SYSTEMS LTD.
         VICON INDUSTRIES INC.
         COHU, INC.
         SENSORMATIC ELECTRONICS CORPORATION
         8 X 8, INC.
         LORONIX INFORMATION SYSTEMS, INC.
         SILENT WITNESS ENTERPRISES, LTD.


Notes:

    A. Data in the chart represents monthly index levels derived from compounded daily returns that include all dividends.

    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

    D.  The index level for all series was set to $100.00 on 12/31/94.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock and Series A Preferred Stock as of December 31, 1999 by (i) each person who is known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock or the outstanding shares of Series A Preferred Stock of the Company and their address, (ii) each current executive officer and director, (iii) each nominee for director and (iv) all current executive officers and directors as a group.

                                                 COMMON STOCK(1)                   SERIES A PREFERRED STOCK(1)
                                        -------------------------------        ---------------------------------
                                          SHARES             PERCENTAGE          SHARES               PERCENTAGE
                                        ----------           ----------        ----------             ----------
   George K. Broady(2)                   1,963,235              16.2%            195,351                100.0%

   Becker Capital Management, Inc.(3)    1,079,000               9.4%               --                    --

   Dimensional Fund Advisors(4)            797,900               6.9%               --                    --

   Franklin Resources, Inc.(5)             739,000               6.4%               --                    --


   George Vincent Broady(6)                396,856               3.4%               --                    --

   Roland Scetbon(7)                       205,013               1.8%               --                    --

   Charles C. Neal(8)                      170,650               1.5%               --                    --

   Robert F. Sexton(9)                     103,066                 *                --                    --

   Tim D. Torno(10)                         73,567                 *                --                    --

   Theodore J. Wlazlowski                    2,000                 *                --                    --

   All executive officers and
   directors as a group
   (six persons)(11)                     2,914,387              23.9%            195,351                100.0%

----------

* less than 1%

(1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares shown as beneficially owned.

(2) Includes 178,851 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days and 406,981 shares issuable upon conversion of shares of the Series A Preferred Stock owned by Mr. Broady. Mr. Broady owns all 195,351 outstanding shares of Series A Preferred Stock and each share of Series A Preferred Stock has 16.667 votes on all matters submitted to a vote of shareholders. Through his ownership of Common Stock and the Series A Preferred Stock, Mr. Broady controls approximately 31% of the voting power of all outstanding shares of the Company's capital stock. Mr. Broady's address is 1301 Waters Ridge Drive, Lewisville, Texas 75057.

(3) Becker Capital Management, Inc.'s address is 1211 SW Fifth Ave., Suite 2185, Portland, OR 97204. All information regarding Becker Capital Management, Inc. is based on Schedule 13G, filed with the Securities and Exchange Commission in January 2000.

(4) Dimensional Fund Advisors address is 12199 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. All information regarding Dimension Fund Advisors is based on Schedule 13G, filed with the Securities and Exchange Commission in February 2000.

(5) Franklin Resources, Inc.'s address is 777 Mariners Island Blvd., San Mateo, CA 94404. All information regarding Franklin Resources is based on Schedule 13G, filed with the Securities and Exchange Commission in February 2000.

(6)  Includes 314,760 shares held in trust by Cantrell Partners.

(7) All of the shares are owned by Frida, S.A., a corporation owned by Mr. Scetbon.

(8) Comprised of 9,650 shares owned by Pantheon, Incorporated, a corporation owned by Mr. Neal and his wife, and 161,000 shares owned by Chas. A. Neal & Company, a corporation of which Mr. Neal is President.

(9)  Includes 5,556 shares owned by Mr. Sexton's wife.

(10) Includes 48,333 shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days held by Mr. Torno.

(11) Includes shares owned and options to purchase an aggregate of 227,184 shares held by Messrs. Broady, Wlazlowski and Torno that are currently exercisable or exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    There were no transactions during the fiscal year ended December 31, 1999 to which the Company or any of its subsidiaries were a party in which the amount involved exceeds $60,000 and in which any officer, director or security holder known to own of record or beneficially more than five percent of the Company's stock has or had a direct or indirect material interest.

                                 PROPOSAL NO. 2
          SELECTION AND RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    Grant Thornton LLP has served as independent certified public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1999. If the shareholders of the Company do not approve such appointment, the Board of Directors will not appoint the firm as auditors for the fiscal year ending December 31, 2000. Approval and ratification of the appointment of Grant Thornton LLP requires the affirmative vote equal to at least a majority of the votes cast at the Meeting in person or by Proxy. Representatives of Grant Thornton LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. Notwithstanding the selection of Grant Thornton LLP, the Board of Directors, in its discretion, may direct appointment of new independent auditors at any time during the year if the Board of Directors feels that such a change would be in the best interests of the Company and it shareholders. The Board of Directors recommends that the shareholders vote FOR the approval and ratification of Grant Thornton LLP.

                                 OTHER BUSINESS

    The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

                              SHAREHOLDER PROPOSALS

    Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2001 Annual Meeting of Shareholders, such proposals must be received by the Company not later than January 22, 2001. Such proposals should be directed to Ultrak, Inc., 1301 Waters Ridge Drive, Lewisville, Texas 75057
Attention: Corporate Secretary.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of the Common Stock or securities convertible into Common Stock, to file with the Securities and Exchange Commission ("SEC") and the NASDAQ National Market reports of ownership and reports of changes in ownership in the Common Stock and securities convertible into Common Stock of the Company. Such officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during its fiscal year ended December 31, 1999, it has complied with all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders.

                                  MISCELLANEOUS

    All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

    THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 (THE "ANNUAL REPORT") ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE DEEMED PART OF THIS PROXY STATEMENT.

    By Order of the Board of Directors,

    /s/ MARK L. WEINTRUB
    Mark L. Weintrub
    Secretary

    Lewisville, Texas
    April 28, 2000

                                  [ULTRAK LOGO]

                             1301 Waters Ridge Drive
                             Lewisville, Texas 75057
                               Tel: (972) 353-6500
                               Fax: (972) 353-6574

                                  ULTRAK, INC.
                                   PROXY CARD

The undersigned hereby (i) acknowledges receipt of the Notice dated April 28, 2000 of the Annual Meeting of Shareholders of Ultrak, Inc. (the "Company") to be held at 1301 Waters Ridge Drive, Lewisville, Texas 75057, on Friday, June 2, 2000 at 9:00 a.m., central daylight time, and the Proxy Statement in connection therewith; and (ii) appoints George K. Broady and Tim D. Torno, and each of them, the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock and Preferred Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

                         (a) Proposal To Elect Five Directors To Serve Until The Next Annual Meeting Of Shareholders Or Until Their Respective Successors Are Elected And Qualified.

                         [ ] FOR all nominees listed below

                         [ ] WITHHOLD AUTHORITY to vote for all (except as
                             marked to the contrary) nominees listed below

                         Directors: George K. Broady, Charles C. Neal, Robert F. Sexton, Vincent Broady and Malcolm J. Guddis

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



--------------------------------------------------------------------------------


                         (b) Proposal To Ratify The Selection By The Board Of Directors Of Grant Thornton LLP As The Firm Of Independent Certified Public Accountants And The Ability To Appoint New Independent Auditors At Any Time During The Year If Believed By The Board Of Directors To Be In The Best Interests Of The Company And Its Shareholders.

                                     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN



                         (c) In The Discretion Of The Proxies On Any Other Matter That May Properly Come Before The Meeting Or Any Adjournment Thereof.

                                     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                  (Continued and to be signed on reverse side)

                           (Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE MATTERS SPECIFICALLY REFERRED TO ABOVE.

If more than one of the proxies named above shall be present in person or by substitute at the meeting or any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the proxies hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such Common Stock and Preferred Stock and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    Signature:
              -------------------------------

    Printed Name:
                 ----------------------------

    Dated:
          -----------------------------------

    Please date this Proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the Proxy should be signed by a duly authorized officer.

    Please date, sign and mail this proxy card in the enclosed envelope. No postage is required.